Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

XEROX CORPORATION

and

CONDUENT INCORPORATED

Dated as of                 , 2016

i

Schedule I	- Plan of Reorganization

Schedule II	- Internal Transactions

Schedule III	- Conduent Equity Interests

Schedule IV	- Conduent Assets

Schedule V	- Conduent Liabilities

Schedule VI	- Xerox Retained Assets

Schedule VII	- Xerox Retained Liabilities

Schedule VIII	- Corporate Assets

Schedule IX	- Corporate Liabilities

Schedule X	- Conduent Accounts

Schedule XI	- Xerox Accounts

Schedule XII	- Conduent-Managed Actions

Schedule XIII	- Xerox-Managed Actions

Schedule XIV	- Jointly Managed Actions

Schedule XV	- Shared Contracts

Schedule XVI	- Fees and Expenses

Schedule XVII	- Real Estate Separation Documents

Schedule XVIII	- Surviving Intercompany Agreements

Schedule XIX	- Surviving Intercompany Subcontracting Agreements

Schedule XX	- Surviving Intercompany Equipment Leases

Schedule XXI	- Surviving Xerox Credit Support Instruments

Schedule XXII	- Surviving Conduent Credit Support Instruments

Schedule XXIII	- Certain Pre-Distribution Matters

Schedule XXIV	- Participation Agreements

Schedule XXV	- Specified Patent License Agreements

Schedule XXVI	- Reimbursement Matters

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of                     , 2016, by and between XEROX CORPORATION, a New York corporation (“Xerox”), and CONDUENT INCORPORATED, a New York corporation (“Conduent”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS the board of directors of Xerox has determined that it is in the best interests of Xerox and its shareholders to distribute its entire interest in its wholly owned Subsidiary, Conduent, by way of a dividend of stock to be made to holders of shares of Xerox Common Stock;

WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to effect the Spin-Off, as more fully described in this Agreement;

WHEREAS Xerox and Conduent have prepared, and Conduent has filed with the Commission, the Form 10, which includes the Information Statement and sets forth appropriate disclosure concerning Conduent and the Distribution; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of Xerox, Conduent and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Adversarial Action” means (i) an Action by a member of the Xerox Group, on the one hand, against a member of the Conduent Group, on the other hand, or (ii) an Action by a member of the Conduent Group, on the one hand, against a member of the Xerox Group, on the other hand.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) Conduent and the other members of the Conduent Group shall not be considered Affiliates of Xerox or any of the other members of the Xerox Group and (ii) Xerox and the other members of the Xerox Group shall not be considered Affiliates of Conduent or any of the other members of the Conduent Group.

“Agent” means the distribution agent appointed by Xerox to distribute to the Record Holders, pursuant to the Distribution, the shares of Conduent Common Stock held by Xerox.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the TMA, the EMA, the IPA, the Trademark License Agreement, the TSA and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement. For the avoidance of doubt, the Real Estate Separation Documents shall not be deemed to be Ancillary Agreements.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(j) all websites, databases, content, text, graphics, images, audio, video and data or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(m) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o) all licenses (including radio and similar licenses), permits, consents, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(p) Cash, bank accounts, lock boxes and other deposit arrangements;

(q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(r) all goodwill as a going concern and other intangible properties.

“Authorized Share Increase” has the meaning set forth on Schedule II.

“Bank Debt Incurrence” has the meaning set forth in Schedule II.

“BPO Business” means the businesses and operations constituting Xerox’s business process outsourcing business prior to the Distribution, including as described in the Information Statement.

“BPO Business Balance Sheet” means the balance sheet of the BPO Business, including the notes thereto, as of June 30, 2016, included in the Information Statement.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Cash Purge” has the meaning set forth in Schedule II.

“Certain Pre-Distribution Matters” means the matters set forth on Schedule XXIII.

“Commission” means the Securities and Exchange Commission.

“Conduent” has the meaning set forth in the preamble.

“Conduent Accounts” has the meaning set forth in Section 2.03(e).

“Conduent Assets” means, without duplication, the following Assets:

(a) all Assets held by the Conduent Group;

(b) all interests in the capital stock of, or other equity interests in, the members of the Conduent Group (other than Conduent) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule III under the caption “Joint Ventures and Minority Investments”;

(c) all Assets reflected on the BPO Business Balance Sheet, and all Assets acquired after the date of the BPO Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the BPO Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the BPO Business Balance Sheet;

(d) the Assets listed or described on Schedule IV;

(e) the rights related to the Conduent Portion of any Shared Contract;

(f) all other Assets that are expressly provided by this Agreement or any Ancillary Agreement or Real Estate Separation Document as Assets to be assigned to or retained by, or allocated to, any member of the Conduent Group; and

(g) all Assets held by a member of the Xerox Group that are determined by Xerox, in good faith prior to the Distribution, to be primarily related to or used or held for use primarily in connection with the business or operations of the BPO Business (unless otherwise expressly provided in connection with this Agreement).

Notwithstanding the foregoing, the Conduent Assets shall not include (i) any Xerox Retained Assets, (ii) any Assets governed by the TMA, (iii) any Assets governed by the IPA, (iv) any Assets governed by the EMA, (v) the rights related to the Xerox Portion of Shared Contracts, (vi) any Assets that are determined by Xerox, in good faith prior to the Distribution, to arise primarily from the business or operations of the Xerox Business (unless otherwise expressly provided in this Agreement) and (vii) Assets required by Xerox to perform its obligations under the TSA.

“Conduent Bonds” has the meaning set forth in Schedule II.

“Conduent Common Stock” means the common stock, $1.00 par value per share, of Conduent.

“Conduent Credit Support Instruments” has the meaning set forth in Section 3.02(a).

“Conduent Employee” has the meaning set forth in the EMA.

“Conduent Entities” means the entities, the equity, partnership, membership, limited liability, joint venture or similar interests of which are set forth on Schedule III under the caption “Joint Ventures and Minority Investments”.

“Conduent Group” means (a) Conduent, (b) each Person that will be a Subsidiary of Conduent immediately prior to the Distribution, including the entities set forth on Schedule III under the caption “Subsidiaries” and (c) each Person that becomes a Subsidiary of Conduent after the Distribution, including in each case any Person that is merged or consolidated with and/or into Conduent or any Subsidiary of Conduent and any Person that becomes a Subsidiary of Conduent as a result of transactions that occur following the Distribution in accordance with the Plan of Reorganization.

“Conduent Indemnitees” has the meaning set forth in Section 6.03.

“Conduent Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities of the Conduent Group and the Conduent Entities;

(b) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the BPO Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the BPO Business);

(ii) the operation or conduct of the BPO Business or any other business conducted by Conduent or any other member of the Conduent Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued businesses or operations of the BPO Business; or

(iv) the Conduent Assets;

(c) all Liabilities reflected as liabilities or obligations on the BPO Business Balance Sheet, and all Liabilities arising or assumed after the date of the BPO Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the BPO Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the BPO Business Balance Sheet;

(d) the Liabilities listed or described on Schedule V;

(e) the obligations related to the Conduent Portion of any Shared Contract;

(f) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement or Real Estate Separation Document as Liabilities to be assumed or retained by, or allocated to, any member of the Conduent Group; and

(g) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10 and any other documents filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, other than with respect to the Xerox Disclosure Sections.

Notwithstanding the foregoing, the Conduent Liabilities shall not include (i) any Xerox Retained Liabilities, (ii) any Liabilities governed by the TMA, (iii) any Liabilities governed by the IPA, (iv) any Liabilities governed by the EMA, (v) any obligations related to the Xerox Portion of any Shared Contract or (vi) any Liabilities that are determined by Xerox, in good faith prior to the Distribution, to be primarily related to the business or operations of the Xerox Business (unless otherwise expressly provided in this Agreement).

“Conduent Policy Pre-Separation Insurance Claim” means any claim made against a member of the Conduent Group or a member of the Xerox Group reported to the applicable insurer(s) in respect of an event occurring prior to the Distribution, regardless of when claims in respect of such events are reported, that results in a Liability under an insurance policy of any member of the Conduent Group.

“Conduent Portion” has the meaning set forth in Section 2.05.

“Conduent Reimbursement Amount” means the amount set forth on Schedule XXVI under the heading “Conduent Reimbursement Amount”.

“Conduent Shared Customer Contract” means any Shared Contract to which a member of the Conduent Group (but not the Xerox Group) is a party that relates to the provision of products or services to a third party, including the Shared Contracts set forth on Schedule XV under the caption “Conduent Shared Customer Contracts”.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Corporate Assets” all Assets of Xerox or any member of the Xerox Group to the extent arising out of or resulting from a general corporate matter of Xerox or any member of the Xerox Group, including the Assets set forth on Schedule VIII.

“Corporate Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of Xerox or any member of the Xerox Group (including any such Liabilities relating to, arising out of or resulting from claims made by or on behalf of holders of any Xerox securities (including debt securities), in their capacities as such, whether made under any applicable corporation, securities or other Laws, or by or on behalf of any Governmental Authority under any applicable securities Laws, Laws related to the duties of officers or directors or similar Laws), including the Liabilities set forth on Schedule IX. In the event of any inconsistency or conflict that may arise in the application or interpretation of the foregoing provision, for the purpose of determining what is and is not a Corporate Liability, any item described in this definition of “Corporate Liabilities” shall take priority over clause (b) of the definition of “Conduent Liabilities” and clause (a) of the definition of “Xerox Liabilities.”

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“D&O Policies” has the meaning set forth in Section 8.06.

“Distribution” means the distribution by Xerox to the Record Holders, on a pro rata basis, of all of the outstanding shares of Conduent Common Stock owned by Xerox on the Distribution Date.

“Distribution Date” means the date, determined by Xerox in accordance with Section 5.03, on which the Distribution occurs.

“Domain Names” means the domain names owned by a member of the Xerox Group or the Conduent Group.

“Embedded Conduent Portion” has the meaning set forth in Section 2.05(b).

“Embedded Xerox Portion” has the meaning set forth in Section 2.05(c).

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between Xerox and Conduent.

“Exchange” means the          .

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Final Determination” has the meaning set forth in the TMA.

“First Post-Distribution Report” has the meaning set forth in Section 11.07.

“Form 10” means the registration statement on Form 10 filed by Conduent with the Commission to effect the registration of Conduent Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the Xerox Group or the Conduent Group, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, personal data, communications (including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Information Statement” means the Information Statement sent to the holders of Xerox Common Stock in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof.

“Intellectual Property Rights” has the meaning set forth in the IPA.

“Intended Tax Treatment” has the meaning set forth in the TMA.

“Intercompany Accounts” has the meaning set forth in Section 2.03(d).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Intercompany Subcontracting Agreement” means any Intercompany Agreement that relates to the provision of services or products to or from a member of the Conduent Group, on the one hand, and a member of the Xerox Group, on the other hand, in support of a contract with a third party that relates to the provision of products or services to that third party, including those set forth on Schedule XIX.

“Intercompany Equipment Leases” means any Intercompany Agreement that relates to the lease of equipment to or from a member of the Conduent Group, on the one hand, and a member of the Xerox Group, on the other hand, including those set forth on Schedule XX.

“Internal Transactions” means the Bank Debt Incurrence, the Cash Purge, the Authorized Share Increase and the Share Issuance, each as described on Schedule II.

“IPA” means the Intellectual Property Agreement dated as of the date of this Agreement by and between Xerox and Conduent.

“IRS” has the meaning set forth in the TMA.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Leasehold Separation Agreement” means the Leasehold Separation Agreement dated as of the date of this Agreement by and between Xerox and Conduent, which agreement shall govern matters related to, among other things, the allocation between the Parties of end-of-term costs, restoration responsibilities and separation expenses in connection with some or all of the Leases, Subleases and Real Estate Licenses.

“Leases” means the real property leases by and between a member of the Xerox Group, as lessor, and a member of the Conduent Group, as lessee, set forth on Schedule XVII under the caption “Leases”.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Mixed Action” has the meaning set forth in Section 6.10(c).

“Participation Agreements” means the contracts and agreements set forth on Schedule XXIV.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Patent License Agreement” means any contract or agreement of any member of either Group with a third party that: (i) has not expired and has not been terminated as of the Distribution Date, and primarily relates to an express license to third-party Patent Rights or (ii) has expired or has been terminated as of the Distribution Date, and its residual rights primarily relate to an express license to third-party Patent Rights.

“Patent Rights” means rights associated with Patents anywhere in the world.

“Patents” has the meaning set forth in the IPA.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Plan of Reorganization” has the meaning set forth in Section 2.01(b).

“Real Estate Licenses” means the real property licenses by and between a member of the Xerox Group and a member of the Conduent Group set forth on Schedule XVII under the caption “Real Estate Licenses”.

“Real Estate Separation Documents” means the Leases, the Subleases, the Real Estate Licenses and the Leasehold Separation Agreement.

“Record Date” means the close of business on the date determined by the Xerox board of directors as the record date for determining the shares of Xerox Common Stock in respect of which shares of Conduent Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Reimbursement Trigger Amount” means the amount set forth on Schedule XXVI under the heading “Reimbursement Trigger Amount”.

“Reimbursement Matters” means the matters set forth on Schedule XXVI.

“Reorganization” means the transfer of the Conduent Assets that are not already owned by members of the Conduent Group to members of the Conduent Group and the assumption of the Conduent Liabilities that are not already owed by members of the Conduent Group by members of the Conduent Group, and the transfer of Xerox Assets that are not already owned by members of the Xerox Group to members of the Xerox Group and the assumption by members of the Xerox Liabilities that are not already owed by members of the Xerox Group by the Xerox Group, all as more fully described in this Agreement, the Ancillary Agreements and the Real Estate Separation Documents and including the steps set forth in the Plan of Reorganization.

“Retained Information” has the meaning set forth in Section 7.04.

“Ruling” has the meaning set forth in the TMA.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Transactions, (b) the Reorganization and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement or Real Estate Separation Document.

“Share Issuance” has the meaning set forth in Schedule II.

“Shared Contract” means any contract or agreement of any member of either Group with a third party that relates in any material respect to both the BPO Business and the Xerox Business, including the contracts and agreements set forth on Schedule XV; provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any contract or agreement.

“Specified Patent License Agreement” means (i) any Patent License Agreement set forth on Schedule XXV and (ii) any Patent License Agreement with respect to which the Party not party to such Patent License Agreement delivers a written notice to the other Party requesting that the other Party or a member of its Group take some action necessary to preserve Patent Rights to which the requesting Party or any member of its Group may be entitled.

“Spin-Off” means the Separation and the Distribution.

“Subleases” means the real property subleases (i) by and between a member of the Xerox Group, as sublessor, and a member of the Conduent Group, as sublessee, and (ii) by and between a member of the Conduent Group, as sublessor, and a member of the Xerox Group, as sublessee, in each case as set forth on Schedule XVII under the caption “Subleases”.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Conduent Credit Support Instruments” has the meaning set forth in Section 3.02(a).

“Surviving Xerox Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Tax Opinion Representations” has the meaning set forth in the TMA.

“Taxes” has the meaning set forth in the TMA.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Xerox Group or the Conduent Group of any claim, or the commencement by any such Person of any Action, against any member of the Xerox Group or the Conduent Group.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“TMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between Xerox and Conduent.

“Trademark License Agreement” means the Trademark License Agreement dated as of the date of this Agreement between Xerox and Conduent.

“TSA” means the Transition Services Agreement dated as of the date of this Agreement between Xerox and Conduent.

“Xerox” has the meaning set forth in the preamble.

“Xerox Accounts” has the meaning set forth in Section 2.03(e).

“Xerox Assets” means (a) all Assets of the Xerox Group, (b) the Xerox Retained Assets, (c) any Assets held by a member of the Conduent Group that are determined by Xerox, in good faith prior to the Distribution, to be primarily related to or used primarily in connection with the business or operations of the Xerox Business (unless otherwise expressly provided in connection with this Agreement), (d) all interests in the capital stock of, or other equity interests in, the members of the Xerox Group (other than Xerox), (e) the rights related to the Xerox Portion of any Shared Contract and (f) the Corporate Assets. Notwithstanding the foregoing, the Xerox Assets shall not include (i) any Assets governed by the TMA, (ii) any Assets governed by the IPA, (iii) any Assets governed by the EMA, (iv) the Conduent Assets and (v) any Assets required by Conduent to perform its obligations under the TSA.

“Xerox Business” means the business and operations conducted by Xerox and its Subsidiaries other than the BPO Business.

“Xerox Common Stock” means the common stock, $1.00 par value per share, of Xerox.

“Xerox Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Xerox Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement to the extent relating to (a) the Xerox Group, (b) the Xerox Liabilities, (c) the Xerox Assets or (d) the substantive disclosure set forth in the Form 10 relating to Xerox’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Spin-Off”.

“Xerox Employee” has the meaning set forth in the EMA.

“Xerox Group” means Xerox and each of its Subsidiaries, including any Person that becomes a Subsidiary of Xerox as a result of transactions that occur following the Distribution in accordance with the Plan of Reorganization, but excluding any member of the Conduent Group.

“Xerox Indemnitees” has the meaning set forth in Section 6.02.

“Xerox Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities of the Xerox Group;

(b) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the Xerox Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Xerox Business);

(ii) the operation or conduct of the Xerox Business or any other business conducted by Xerox or any other member of the Xerox Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued businesses or operations of the Xerox Business (other than the BPO Business, the Conduent Group and any terminated, divested or discontinued businesses or operations of the BPO Business); or

(iv) the Xerox Assets;

(c) the Xerox Retained Liabilities;

(d) any obligations related to the Xerox Portion of any Shared Contract;

(e) the Corporate Liabilities; and

(f) any Liabilities that are determined by Xerox, in good faith prior to the Distribution, to be primarily related to the business or operations of the Xerox Business (unless otherwise expressly provided in this Agreement).

Notwithstanding the foregoing, the Xerox Liabilities shall not include (i) any Liabilities governed by the TMA, (ii) any Liabilities governed by the IPA, (iii) any Liabilities governed by the EMA and (iv) the Conduent Liabilities.

“Xerox Policy Pre-Separation Insurance Claim” means any claim made against a member of the Conduent Group or a member of the Xerox Group reported to the applicable insurer(s) in respect of an event occurring prior to the Distribution, regardless of when claims in respect of such events are reported, that results in a Liability under an insurance policy of any member of the Xerox Group.

“Xerox Portion” has the meaning set forth in Section 2.05.

“Xerox Retained Assets” means the Assets to be retained by the Xerox Group set forth on Schedule VI.

“Xerox Retained Liabilities” means the Liabilities to be retained by the Xerox Group set forth on Schedule VII.

“Xerox Shared Customer Contract” means any Shared Contract to which a member of the Xerox Group (but not the Conduent Group) is a party that relates to the provision of products or services to a third party, including the Shared Contracts set forth on Schedule XV under the caption “Xerox Shared Customer Contracts”.

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) Prior to the Distribution, and subject to Section 2.01(e), the Parties shall cause the Internal Transactions to be completed.

(b) In accordance with the plan and structure set forth on Schedule I (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, subject to Section 2.01(e), prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment or transfer, including the Real Estate Separation Documents, and take such other corporate actions as are necessary to:

(i) transfer and convey to one or more members of the Conduent Group all of the right, title and interest of the Xerox Group in, to and under all Conduent Assets not already owned by the Conduent Group,

(ii) transfer and convey to one or more members of the Xerox Group all of the right, title and interest of the Conduent Group in, to and under all Xerox Assets not already owned by the Xerox Group,

(iii) cause one or more members of the Conduent Group to assume all of the Conduent Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Xerox Group, and

(iv) cause one or more members of the Xerox Group to assume all of the Xerox Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Conduent Group.

Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VII.

(c) In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by Conduent (or a member of the Conduent Group) to, or the acceptance or assumption by, Xerox (or a member of the Xerox Group) of any Xerox Asset or Xerox Liability, as the case may be, (ii) the transfer or conveyance by Xerox (or a member of the Xerox Group) to, or the acceptance or assumption by, Conduent (or a member of the Conduent Group) of any Conduent Asset or Conduent Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement, the Ancillary Agreements or the Real Estate Separation Documents, the Parties shall, subject to Section 2.01(e), use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Final Determination.

(d) In the event that it is discovered after the Distribution that there was a transfer or conveyance (i) by Conduent (or a member of the Conduent Group) to, or the acceptance or assumption by, Xerox (or a member of the Xerox Group) of any Conduent Asset or Conduent Liability, as the case may be, or (ii) by Xerox (or a member of the Xerox Group) to, or the acceptance or assumption by, Conduent (or a member of the Conduent Group) of any Xerox Asset or Xerox Liability, as the case may be, the Parties shall, subject to Section 2.01(e), use reasonable best efforts to transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Final Determination.

(e) To the extent that any transfer or conveyance of any Asset (other than Shared Contracts, which are governed solely by Section 2.05; the leasehold interests, subleasehold interests, license interests or other real property interests under the Real Estate Separation Documents, which are governed solely by Section 2.04; or Patent License Agreements, which are governed solely by Section 2.06) or acceptance or assumption of any Liability (other than Shared Contracts, which are governed solely by Section 2.05; the leasehold interests, subleasehold interests, license interests or other real property interests under the Real Estate Separation Documents, which are governed solely by Section 2.04; or Patent License Agreements, which are governed solely by Section 2.06) required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly as reasonably practicable following the Distribution. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that, prior to and following the Distribution, the Parties shall use reasonable best efforts to obtain and make any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided further that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Distribution, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party or the member of its Group to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party or the member of its Group, insofar as reasonably possible without violation of any contractual obligations to third parties, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement and so that the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain/loss and control over such Asset or Liability, as the case may be, are to inure from and after the Distribution to such Party or the member of its Group. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, the Parties shall, and shall cause the members of its Group to, use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption (as applicable) as promptly as reasonably practicable. Except to the extent otherwise required by applicable Law or a Final Determination, each of Xerox and Conduent shall, and shall cause the members of its Group to, (x) for all purposes, including for all U.S. Federal (and applicable state, local and foreign) income tax purposes, treat any Asset and any Liability transferred, assigned or assumed after the Distribution pursuant to this Section 2.01(e) as having been so transferred, assigned or assumed immediately prior to the Distribution pursuant to the Reorganization and (y) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f) The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable) unless and to the extent the Party or the member of the Party’s Group entitled to receive such Asset or intended to assume such Liability, as applicable, advances or agrees to reimburse it for the applicable expenditures. For the avoidance of doubt, reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset intended to replace an Asset in the course of a Party’s obligation under Section 2.01(e).

(g) Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.01(b), each of Xerox and Conduent will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Distribution). The Parties agree that the steps described in the Plan of Reorganization shall be effected in the order and manner prescribed in the Plan of Reorganization.

(h) Conduent hereby waives compliance by each and every member of the Xerox Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Conduent Assets to any member of the Conduent Group.

(i) Xerox hereby waives compliance by each and every member of the Conduent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Xerox Assets to any member of the Xerox Group.

(j) In the event that Xerox determines to seek novation with respect to any Conduent Liability, Conduent shall reasonably cooperate with, and shall cause the members of the Conduent Group to reasonably cooperate with, Xerox and the members of the Xerox Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Conduent providing parent guarantees in support of the obligations of other members of the Conduent Group) to cause such novation to be obtained, on terms reasonably acceptable to Conduent, and to have Xerox and the members of the Xerox Group released from all liability to third parties arising after the date of such novation and in the event Conduent determines to seek novation with respect to any Xerox Liability, Xerox shall reasonably cooperate with, and shall cause the members of the Xerox Group to reasonably cooperate with, Conduent and the members of the Conduent Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Xerox providing parent guarantees in support of the obligations of other members of the Xerox Group) to cause such novation to be obtained, on terms reasonably acceptable to Xerox, and to have Conduent and the members of the Conduent Group released from all liability to third parties arising after the date of such novation; provided that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable).

SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each of Xerox and Conduent agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) the TMA shall exclusively govern all matters relating to Taxes between such parties (except to the extent that tax matters relating to employee and employee benefits-related matters are addressed in the EMA), (b) the EMA shall exclusively govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters, including the existing equity plans with respect to employees and former employees of members of both the Xerox Group and the Conduent Group (it being understood that any such Assets and Liabilities, as allocated pursuant to the EMA, shall constitute Conduent Assets, Conduent Liabilities, Xerox Assets or Xerox Liabilities, as applicable, hereunder and shall be subject to Article VI hereof), (c) the IPA shall exclusively govern the allocation of Assets and Liabilities related to Intellectual Property Rights (it being understood that any such Assets and Liabilities, as allocated pursuant to the IPA, shall constitute Conduent Assets, Conduent Liabilities, Xerox Assets or Xerox Liabilities, as applicable, hereunder and shall be subject to Article VI hereof) and the use and licensing of certain Intellectual Property Rights identified therein between members of the Xerox Group and members of the Conduent Group, (d) the Trademark License Agreement shall exclusively govern all matters relating to the use and licensing of certain trademarks identified therein between members of the Xerox Group and members of the Conduent Group and (e) the TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution.

SECTION 2.03. Termination of Agreements; Settlement of Intercompany Accounts; Bank Accounts. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the Plan of Reorganization or the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, Conduent and each other member of the Conduent Group, on the one hand, and Xerox and each other member of the Xerox Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written between such parties (“Intercompany Agreements”) and in effect or accrued as of the Distribution. No such terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) any existing written Intercompany Agreement between a member of the Conduent Group, on the one hand, and a member of the Xerox Group, on the other hand, that has been entered into in the ordinary course of business on an arm’s-length basis for the provision of services or other commercial arrangement, including outstanding operational intercompany trade receivables or payables incurred on such basis, including those Intercompany Agreements set forth on Schedule XVIII; (iii) the Real Estate Separation Documents; (iv) any Intercompany Subcontracting Agreements; (v) any Intercompany Equipment Leases; (vi) any Intercompany Accounts and (vii) any other Intercompany Agreements that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

(c) The Parties agree that any Intercompany Subcontracting Agreement that is not set forth on Schedule XIX and any Intercompany Equipment Lease that is not set forth on Schedule XX must be terminated within two years of the Distribution Date; provided, however, the Parties agree to, upon the termination of such Intercompany Subcontracting Agreement or Intercompany Equipment Lease, use reasonable best efforts to enter into a new agreement on commercially reasonable terms that are mutually acceptable to both Parties for the provision of the goods or services or lease of equipment, as the case may be, that were the subject of such terminated Intercompany Subcontracting Agreement or Intercompany Equipment Lease.

(d) Any intercompany payables due or receivables owed solely between Conduent or any member of the Conduent Group, on the one hand, and Xerox or any member of the Xerox Group, on the other hand, (including any such payables or receivables which relate to payroll or other employee benefits), that are effective or outstanding as of immediately prior to the Distribution (“Intercompany Accounts”) shall be settled (and net amounts paid) as of the Distribution Date or as promptly as reasonably practicable thereafter (and in any event within 60 days) (except for any such intercompany payables or receivables arising pursuant to an Ancillary Agreement, a Real Estate Separation Document or any other Intercompany Agreement that this Agreement or any Ancillary Agreement or Real Estate Separation Document expressly contemplates will survive the Distribution Date, which shall instead be settled in accordance with the terms of such Ancillary Agreement, Real Estate Separation Document or other Intercompany Agreement).

(e)

(i) Xerox and Conduent each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Conduent or any other member of the Conduent Group (collectively, the “Conduent Accounts”), including all Conduent Accounts listed or described on Schedule X, so that such Conduent Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Xerox or any other member of the Xerox Group (collectively, the “Xerox Accounts”), including all Xerox Accounts listed or described on Schedule XI, are de-linked from such Xerox Accounts.

(ii) Xerox and Conduent each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing (x) the Xerox Accounts so that such Xerox Accounts, if linked to any Conduent Account, are de-linked from such Conduent Accounts and (y) the Conduent Accounts so that such Conduent Accounts, if linked to any Xerox Account, are de-linked from such Xerox Accounts.

(iii) With respect to any outstanding checks issued by, or payments made by, Xerox, Conduent or any of their respective Subsidiaries prior to the Distribution, such outstanding checks shall be honored from and after the Distribution by the Person or

Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any Ancillary Agreement.

(iv) As between Xerox and Conduent (and the members of their respective Groups), except to the extent prohibited by applicable Law or a Final Determination, all payments and reimbursements received after the Distribution by either Party (or a member of its Group) to which the other Party (or a member of its Group) is entitled under this Agreement, shall be held by such Party (or the applicable member of its Group) in trust for the use and benefit of the Person entitled thereto and, within 60 days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party (or the applicable member of its Group), the amount of such payment or reimbursement without right of setoff.

SECTION 2.04. Real Estate Separation Documents. Prior to the Distribution, the Parties shall, and shall cause their respective applicable Group members to, use reasonable best efforts to obtain and make any necessary Consents and enter into the Real Estate Separation Documents to make the Real Estate Separation Documents effective at or prior to the Distribution; provided, however, that nothing in this Agreement shall be deemed to require entering into any Real Estate Separation Document unless and until any necessary Consents are obtained or made, as applicable; provided further that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees). In the event any such Consents have not been obtained prior to the Distribution, the Parties shall use reasonable best efforts to obtain or make such Consent as promptly as reasonably practicable following the Distribution and, upon receipt of such Consent, shall execute the applicable Real Estate Separation Document. If any Real Estate Separation Document is not effective prior to the Distribution, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until the earlier of the expiration date set forth in the applicable Real Estate Separation Document and such time as the effectiveness of the applicable Real Estate Separation Document shall cease, a member of the Conduent Group shall receive the interest in the benefits and obligations of Conduent or the applicable member of the Conduent Group under the proposed terms of such Real Estate Separation Document and a member of the Xerox Group shall receive the interest in the benefits and obligations of Xerox or the applicable member of the Xerox Group under the proposed terms of such Real Estate Separation Document. In the event of a conflict between this Agreement and any Real Estate Separation Document, the applicable Real Estate Separation Document shall govern. To the extent any matter is not addressed in a Real Estate Separation Document, but is addressed in this Agreement, the terms of this Agreement shall control as to such matter.

SECTION 2.05. Shared Contracts. (a) Except as set forth in Sections 2.05(b) and 2.05(c), except with respect to Patent License Agreements, which are governed solely by Section 2.06, and except with respect to Participation Agreements, which are governed solely by Section 2.07, the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, until the earlier of three years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Conduent Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the BPO Business (the “Conduent Portion”), which rights shall be a Conduent Asset and which obligations shall be a Conduent Liability, and (b) a member of the Xerox Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the BPO Business (the “Xerox Portion”), which rights shall be a Xerox Asset and which obligations shall be a Xerox Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until the earlier of three years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the Conduent Group shall receive the interest in the benefits and obligations of the Conduent Portion under such Shared Contract and a member of the Xerox Group shall receive the interest in the benefits and obligations of the Xerox Portion under such Shared Contract. This Section 2.05(a) shall not apply to any Xerox Shared Customer Contract or Conduent Shared Customer Contract, which are subject to Sections 2.05(b) and 2.05(c), respectively.

(b) With respect to each Xerox Shared Customer Contract, each of the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, until the earlier of the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract to work with the third party to such Xerox Shared Customer Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Xerox Shared Customer Contract, such that (a) a member of the Conduent Group is the beneficiary of the rights and is responsible for the obligations related to the Conduent Portion of such Xerox Shared Customer Contract, which rights shall be a Conduent Asset and which obligations shall be a Conduent Liability, and (b) a member of the Xerox Group is a the beneficiary of the rights and is responsible for the obligations related to the Xerox Portion of such Xerox Shared Customer Contract, which rights shall be a Xerox Asset and which obligations shall be a Xerox Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Xerox Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Xerox Shared Customer Contract prior to the Distribution, then, unless the Parties otherwise agree, the Parties shall, and shall cause their respective Group members to, until the earlier of three years after the Distribution Date and such time as the formal subcontracting of the Embedded Conduent Portion of such Xerox Shared Customer Contract as contemplated by the following sentence is effected: (1) use their respective reasonable best efforts to obtain the Consent of or make the Consent to the third party to such Xerox Shared Customer Contract to the subcontracting of the portion of such Xerox Shared Customer Contract relating to the BPO Business (such services, the “Embedded Conduent Portion”) to Conduent or a member of the Conduent Group and Conduent shall, and shall cause the members of its Group to, cooperate and use reasonable best efforts to assist Xerox and the members of its Group in obtaining such Consents and (2) cooperate in any reasonable and permissible arrangement to provide that a member of the Conduent Group shall receive the interest in the benefits and obligations of the Embedded Conduent Portion under such Xerox Shared Customer Contract. With respect to each Xerox Shared Customer Contract, if all required Consents are obtained, then the Parties shall, or shall cause the applicable members of their respective Groups to, enter into subcontracting arrangements on commercially reasonable terms mutually acceptable to both Parties pursuant to which the Embedded Conduent Portion with respect to such Xerox Shared Customer Contract shall be provided by Conduent or a member of the Conduent Group. Nothing in this Agreement shall require entering into a subcontracting arrangement with respect to a Xerox Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable.

(c) With respect to each Conduent Shared Customer Contract, each of the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, until the earlier of the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract to work with the third party to such Conduent Shared Customer Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Conduent Shared Customer Contract, such that (a) a member of the Xerox Group is the beneficiary of the rights and is responsible for the obligations related to the Xerox Portion of such Conduent Shared Customer Contract, which rights shall be a Xerox Asset and which obligations shall be a Xerox Liability, and (b) a member of the Conduent Group is a the beneficiary of the rights and is responsible for the obligations related to the Conduent Portion of such Conduent Shared Customer Contract, which rights shall be a Conduent Asset and which obligations shall be a Conduent Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Conduent Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Conduent Shared Customer Contract prior to the Distribution, then, unless the Parties otherwise agree, the Parties shall, and shall cause their respective Group members to, until the earlier of three years after the Distribution Date and such time as the formal subcontracting of the Embedded Xerox Portion of such Conduent Shared Customer Contract as contemplated by the following sentence is effected: (1) use their respective reasonable best efforts to obtain the Consent of or make the Consent to the third party to such Conduent Shared Customer Contract to the subcontracting of the portion of such Conduent Shared Customer Contract relating to the BPO Business (such services, the “Embedded Xerox Portion”) to Xerox or a member of the Xerox Group and Xerox shall, and shall cause the members of its Group to, cooperate and use reasonable best efforts to assist

Conduent and the members of its Group in obtaining such Consents and (2) cooperate in any reasonable and permissible arrangement to provide that a member of the Xerox Group shall receive the interest in the benefits and obligations of the Embedded Xerox Portion under such Conduent Shared Customer Contract. With respect to each Conduent Shared Customer Contract, if all required Consents are obtained, then the Parties shall, or shall cause the applicable members of their respective Groups to, enter into subcontracting arrangements on commercially reasonable terms mutually acceptable to both Parties pursuant to which the Embedded Xerox Portion with respect to such Conduent Shared Customer Contract shall be provided by Xerox or a member of the Xerox Group. Nothing in this Agreement shall require entering into a subcontracting arrangement with respect to a Conduent Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable.

(d) Nothing in this Section 2.05 shall require either Party nor any member of their respective Groups to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). For avoidance of doubt, reasonable out-of-pocket expenses, and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset secured to replace an Asset in the course of a Party’s obligation under Section 2.05(a), Section 2.05(b) or Section 2.05(c).

SECTION 2.06. Patent License Agreements. (a) To the extent the terms of a Specified Patent License Agreement permit a member of the Xerox Group or a member of the Conduent Group, in connection with the Distribution or otherwise, to preserve for the other Party or a member of its Group Patent Rights to which the other Party or a member of its Group may be entitled, Xerox and Conduent each agree to use, or cause the respective members of their respective Groups to use, reasonable best efforts to preserve the Patent Rights of the other Party under the applicable Patent License Agreement.

(b) In the event that, following the date hereof, a Party has an inquiry regarding the existence or nature of Patent Rights to which it or members of its Group may be entitled under a Patent License Agreement entered into between the other Party or a member of its Group and a third party (which inquiry may include whether the other Party or member of its Group is party to a Patent License Agreement with any specified third party), such Party shall provide a written request to the other Party setting forth in reasonable detail the nature of its inquiry. Such other Party agrees to use reasonable best efforts to timely respond to, or otherwise discuss in good faith, such request in order to understand what Patent Rights, if any, the inquiring Party may have under the applicable Patent License Agreement.

(c) Notwithstanding the foregoing, nothing in this Section 2.06 shall require either Party nor any member of their respective Groups to (i) contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed as provided in this Section 2.06(c)) or (ii) disclose information or take any action in violation of the terms of any

Patent License Agreement. The Party seeking to preserve or secure Patent Rights under this Section 2.06 shall bear all reasonable out-of-pocket costs and expenses incurred by the other Party or member of its Group in connection therewith, all of which shall be reimbursed as promptly as reasonably practicable.

SECTION 2.07. Participation Agreements. With respect to each Participation Agreement, the Parties shall cause each Participation Agreement to be treated as set forth in Schedule XXIV.

SECTION 2.08. Reimbursements. With respect to each Reimbursement Matter, if the Liabilities of the Xerox Group, not taking into account any Insurance Proceeds received by the Xerox Group, exceed the Reimbursement Trigger Amount, Conduent will reimburse Xerox the Conduent Reimbursement Amount.

SECTION 2.09. Disclaimer of Representations and Warranties. Each of Xerox (on behalf of itself and each other member of the Xerox Group) and Conduent (on behalf of itself and each other member of the Conduent Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement, any Real Estate Separation Document or the Tax Opinion Representations, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the BPO Business or the Xerox Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such Party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and valid title or interest, free and clear of any Security Interest and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

ARTICLE III

Credit Support

SECTION 3.01. Replacement of Xerox Credit Support. (a) Conduent shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution, the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through Xerox or any other member of the Xerox Group for the benefit of Conduent or any other member of the Conduent Group (“Xerox Credit Support Instruments”), other than any of the Xerox Credit Support Instruments set forth on Schedule XXI (the “Surviving Xerox Credit Support Instruments”), with alternate arrangements that do not require any credit support from Xerox or any other member of the Xerox Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Xerox Credit Support Instrument to the originating bank and such bank’s confirmation to Xerox of cancelation thereof) indicating that Xerox or such other member of the Xerox Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Xerox.

(b) In furtherance of Section 3.01(a), to the extent required to obtain a removal or release from a Xerox Credit Support Instrument, Conduent or an appropriate member of the Conduent Group shall execute an agreement substantially in the form of the existing Xerox Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Xerox Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Conduent or the appropriate member of the Conduent Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Conduent or the appropriate member of the Conduent Group.

(c) If Conduent is unable to obtain, or to cause to be obtained, all releases from Xerox Credit Support Instruments pursuant to Sections 3.01(a) and 3.01(b) on or prior to the Distribution, (i) the relevant member of the Conduent Group, as applicable, that has assumed the Liability with respect to such Credit Support Instrument shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VI and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to such Credit Support Instrument, each of Xerox and Conduent, on behalf of themselves and the members of their respective Groups, agree, except as otherwise expressly required by the terms of a contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party and (iii) with respect to such Credit Support Instrument, Conduent shall prepare and provide, or cause to be prepared and provided, as promptly as reasonably practicable following reasonable written request by Xerox, to the extent reasonably necessary for Xerox to prepare financial statements or complete an audit or review of financial statements or an audit of internal control over financial reporting, any relevant information or data regarding the Liability with respect to such Credit Support Instrument. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall also apply to all Surviving Xerox Credit Support Instruments.

SECTION 3.02. Replacement of Conduent Credit Support. (a) Xerox shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution, the replacement of all Credit Support Instruments provided by or through Conduent or any other member of the Conduent Group for the benefit of Xerox or any other member of the Xerox Group (“Conduent Credit Support Instruments”), other than any of the Conduent Credit Support Instruments set forth on Schedule XXII (the “Surviving Conduent Credit Support Instruments”), with alternate arrangements that do not require any credit support from Conduent or any other member of the Conduent Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Conduent Credit Support Instrument to the originating bank and such bank’s confirmation to Conduent of cancelation thereof) indicating that Conduent or such other member of the Conduent Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Conduent.

(b) In furtherance of Section 3.02(a), to the extent required to obtain a removal or release from a Conduent Credit Support Instrument, Xerox or an appropriate member of the Xerox Group shall execute an agreement substantially in the form of the existing Conduent Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Conduent Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Xerox or the appropriate member of the Xerox Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Xerox or the appropriate member of the Xerox Group.

(c) If Xerox is unable to obtain, or to cause to be obtained, all releases from Conduent Credit Support Instruments pursuant to Section 3.02(a) and 3.02(b) on or prior to the Distribution, (i) Xerox shall provide Conduent with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Conduent, against losses arising from all such Credit Support Instruments, or if Conduent agrees in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained, (ii) with respect to such Credit Support Instrument, each of Xerox and Conduent, on behalf of themselves and the members of their respective Groups, agree, except as otherwise expressly required by the terms of a contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party and (iii) with respect to such Credit Support Instrument, Xerox shall prepare and provide, or cause to be prepared and provided, as promptly as reasonably practicable following reasonable written request by Conduent, to the extent reasonably necessary for Conduent to prepare financial statements or complete an audit or review of financial statements or an audit of internal control over financial reporting, any relevant information or data regarding the Liability with respect to such Credit Support Instrument. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall also apply to all Surviving Conduent Credit Support Instruments.

SECTION 3.03. Written Notice of Credit Support Instruments. Xerox and Conduent shall provide each other with written notice of the existence of all Credit Support Instruments a reasonable period prior to the Distribution.

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01. Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 4.02 and subject to Section 5.03, Xerox and Conduent shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 4.01.

(b) Prior to the Distribution, Xerox shall mail the Information Statement to the Record Holders.

(c) Conduent shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) Xerox and Conduent shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e) Conduent shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the Conduent Common Stock to be distributed in the Distribution on the Exchange, subject to official notice of distribution.

(f) Prior to the Distribution, Xerox shall have duly elected the individuals listed as members of the Conduent board of directors in the Information Statement, and such individuals shall be the members of the Conduent board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the Exchange or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of Conduent prior to the date on which “when-issued” trading of the Conduent Common Stock begins on the Exchange and begin his or her term prior to the Distribution and shall serve on Conduent’s Audit Committee, Compensation Committee and Corporate Governance Committee.

(g) Prior to the Distribution, Xerox shall deliver or cause to be delivered to Conduent resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any member of the Xerox Group after the Distribution and who is an officer or director of any member of the Conduent Group immediately prior to the Distribution.

(h) Immediately prior to the Distribution, the Restated Certificate of Incorporation and the Amended and Restated By-laws of Conduent, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(i) Xerox and Conduent shall, subject to Section 5.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 4.02. Conditions Precedent to Consummation of the Distribution. Subject to Section 5.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Xerox, of the following conditions:

(a) The board of directors of Xerox shall have authorized and approved the Reorganization, Internal Transactions and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of Conduent Common Stock to Xerox shareholders.

(b) Each Ancillary Agreement shall have been executed by each party to such agreement.

(c) The Conduent Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Xerox, subject to official notice of issuance.

(d) The Commission shall have declared effective the Form 10, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(e) Xerox shall have received the written opinion of Cravath, Swaine & Moore LLP, which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Tax Opinion Representations, the Distribution should qualify for its Intended Tax Treatment.

(f) Xerox shall have received a Ruling from the IRS regarding certain U.S. Federal income tax consequences of the Spin-Off that continues to be effective and valid.

(g) The Reorganization shall have been completed in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution).

(h) The Internal Transactions shall have been completed.

(i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Xerox shall have occurred or failed to occur that prevents the consummation of the Distribution.

(j) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of Xerox, would result in the Distribution having a material adverse effect on Xerox or the shareholders of Xerox.

(k) The actions set forth in Sections 4.01(b), (f) and (h) shall have been completed.

The foregoing conditions are for the sole benefit of Xerox and shall not give rise to or create any duty on the part of Xerox or the Xerox board of directors to waive or not waive such conditions or in any way limit the right of Xerox to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the Xerox board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

ARTICLE V

The Distribution

SECTION 5.01. The Distribution. (a) Conduent shall cooperate with Xerox to accomplish the Distribution and shall, at the direction of Xerox, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Xerox shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for Xerox. Xerox or Conduent, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Internal Transactions and on or prior to the Distribution Date, for the benefit of and distribution to the holders of Xerox Common Stock as of the Record Date (“Record Holders”), Xerox will deliver to the Agent all of the issued and outstanding shares of Conduent Common Stock then owned by Xerox or any other member of the Xerox Group and book-entry authorizations for such shares and (ii) on the Distribution Date, Xerox shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of Xerox Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of Conduent Common Stock to which such Record Holder is entitled based on a distribution ratio determined by Xerox in its sole discretion. The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of Conduent Common Stock that have been registered in book-entry form in the name of such Record Holder.

SECTION 5.02. Fractional Shares. Record Holders holding a number of Shares of Xerox Common Stock on the Record Date that would entitle such holders to receive less than one whole share (in addition to any whole shares) of Conduent Common Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of Conduent Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent and Xerox shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of Conduent Common Stock allocable to each Record Holder, (b) aggregate all fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceed of such sale, based upon the average gross selling price per share of Conduent Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ changers, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker dealer through which such fractional shares will be sold; provided, however, that the designated broker dealer is not an Affiliate of Xerox or Conduent. Neither Xerox nor Conduent will pay any interest on the proceeds from the sale of fractional shares.

SECTION 5.03. Sole Discretion of Xerox. Xerox shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Xerox may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE VI

Mutual Releases; Indemnification; Litigation

SECTION 6.01. Release of Pre-Distribution Claims. (a) Except as provided in Section 6.01(c) or elsewhere in this Agreement, the Ancillary Agreements or the Real Estate Separation Documents, effective as of the Distribution, Conduent does hereby, for itself and each other member of the Conduent Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Conduent Group (in each case, in their respective capacities as such), remise, release and forever discharge Xerox and the other members of the Xerox Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Xerox Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Conduent Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off. This Section 6.01(a) shall not affect Xerox’s indemnification obligations with respect to Liabilities arising on or before the Distribution Date under Article VIII, Section 2 of its Amended and Restated By-Laws, as in effect on the date on which the event or circumstances giving rise to such indemnification obligation occur.

(b) Except as provided in Section 6.01(c) or elsewhere in this Agreement, the Ancillary Agreements or the Real Estate Separation Documents, effective as of the Distribution, Xerox does hereby, for itself and each other member of the Xerox Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Xerox Group (in each case, in their respective capacities as such), remise, release and forever discharge Conduent, the other members of the Conduent Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Conduent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Xerox Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c) Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, any Real Estate Separation Documents or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release:

(i) any Person from any Liability provided in or resulting from any agreement among any members of the Xerox Group or the Conduent Group that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any Ancillary Agreement or any Real Estate Separation Document;

(iii) any Person from any Liability provided in or resulting from any other agreement or understanding that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv) any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or any Real Estate Separation Document for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement or the relevant Real Estate Separation Document;

(v) any Person from any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01; or

(vi) any Persons (other than each member of the Xerox Group and its successors and assigns and each member of the Conduent Group and its successors and assigns) that at any time prior to the Distribution have been current or former shareholders, directors, officers, employees or agents of any member of the Xerox Group or any member of the Conduent Group (in each case, in their respective capacities as such), or their respective heirs, executors, administrators, successors and assigns, from any and all Xerox Liabilities or Conduent Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, or existing or arising from or relating to Certain Pre-Distribution Matters.

In addition, nothing contained in Section 6.01(a) shall release: (A) Xerox from indemnifying any director, officer or employee of the Conduent Group who was a director, officer or employee of Xerox or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Xerox Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Conduent Liability, Conduent shall indemnify Xerox for such Liability (including Xerox’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI; and (B) Conduent from indemnifying any director, officer or employee of the Xerox Group who was a director, officer or employee of Xerox or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Conduent Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Xerox Liability, Xerox shall indemnify Conduent for such Liability (including Conduent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(d) Conduent shall not make, and shall not permit any other member of the Conduent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Xerox or any other member of the Xerox Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). Xerox shall not make, and shall not permit any other member of the Xerox Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Conduent or any other member of the Conduent Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(e) It is the intent of each of Xerox and Conduent, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Conduent or any other member of the Conduent Group, on the one hand, and Xerox or any other member of the Xerox Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as set forth in Section 6.01(c) or elsewhere in this Agreement or in any Ancillary Agreement or any Real Estate Separation Document. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 6.02. Indemnification by Conduent. Subject to Section 6.04, Conduent shall indemnify, defend and hold harmless Xerox, each other member of the Xerox Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Xerox Indemnitees”), from and against any and all Liabilities of the Xerox Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Conduent Liabilities, including the failure of Conduent or any other member of the Conduent Group or any other Person to pay, perform or otherwise promptly discharge any Conduent Liability in accordance with its terms;

(b) any breach by Conduent or any other member of the Conduent Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling); and

(c) any breach by Conduent of any of the representations and warranties made by Conduent on behalf of itself and the members of the Conduent Group in Section 11.01(c).

SECTION 6.03. Indemnification by Xerox. Subject to Section 6.04, Xerox shall indemnify, defend and hold harmless Conduent, each other member of the Conduent Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Conduent Indemnitees”), from and against any and all Liabilities of the Conduent Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Xerox Liabilities, including the failure of Xerox or any other member of the Xerox Group or any other Person to pay, perform or otherwise promptly discharge any Xerox Liability in accordance with its terms;

(b) any breach by Xerox or any other member of the Xerox Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling); and

(c) any breach by Xerox of any of the representations and warranties made by Xerox on behalf of itself and the members of the Xerox Group in Section 11.01(c).

SECTION 6.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 6.10, each member of the Xerox Group and Conduent Group shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 2.09 of the TMA.

SECTION 6.05. Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 6.05(a).

(b) No Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). No Indemnifying Party shall consent to any settlement, compromise or discharge of any Third-Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed) if such settlement, compromise or discharge would result in any non-monetary remedy or relief being imposed upon the Indemnitee.

SECTION 6.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 60 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 60-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

SECTION 6.07. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 6.08. Survival of Indemnities. The rights and obligations of each of Xerox and Conduent and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 6.09. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of Xerox, Conduent or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Xerox Indemnitee or Conduent Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.09(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Xerox Group or the Conduent Group for any indirect, special, punitive or consequential damages.

SECTION 6.10. Management of Actions. This Section 6.10 shall govern the management and direction of pending and future Actions in which members of the Xerox Group or the Conduent Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless otherwise expressly set forth in this Section 6.10.

(a) From and after the Distribution, the Conduent Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule XII and (ii) Actions (other than Actions set forth on Schedule XII, Schedule XIII or Schedule XIV) that constitute only Conduent Liabilities or involve only Conduent Assets. If an Action that constitutes only a Conduent Liability or involves only Conduent Assets is commenced after the Distribution naming a member of the Xerox Group as a party thereto, then Conduent shall use its reasonable best efforts to cause such member of the Xerox Group to be removed as a party to such Action and Xerox shall use reasonable best efforts to cooperate with Conduent’s effort.

(b) From and after the Distribution, the Xerox Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule XIII and (ii) Actions (other than Actions set forth on Schedule XII, Schedule XIII or Schedule XIV) that constitute only Xerox Liabilities or involve only Xerox Assets. If an Action that constitutes only a Xerox Liability or involves only Xerox Assets is commenced after the Distribution naming a member of the Conduent Group as a party thereto, then Xerox shall use its reasonable best efforts to cause such member of the Conduent Group to be removed as a party to such Action and Conduent shall use reasonable best efforts to cooperate with Xerox’s effort.

(c) From and after the Distribution, the Parties shall separately but cooperatively manage (whether as co-defendants or co-plaintiffs) any (i) Actions set forth in Schedule XIV and (ii) Actions (other than Actions set forth on Schedule XII, Schedule XIII or Schedule XIV) that constitute both a Xerox Asset or Xerox Liability, on the one hand, and a Conduent Asset or a Conduent Liability, on the other hand (clauses (i) and (ii), the “Mixed Actions”). The Parties shall reasonably cooperate and consult with each other, and to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. Notwithstanding anything to the contrary herein, and except as set forth in Schedule XIV, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall bear their own discovery costs and shall share equally joint litigation costs. In any Mixed Action, each of Xerox and Conduent may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Xerox Business or the BPO Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (i) if a judgment is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the Xerox Business and the BPO Business, and otherwise shall share equally such Liabilities and (ii) if a recovery is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries, and otherwise shall share equally such Assets. A Party that is not named as a defendant in a Mixed Action may elect to become a Party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

SECTION 6.11. Settlement of Actions. No Party managing an Action pursuant to Section 6.10 shall consent to entry of any judgment or enter into any settlement of or compromise any such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) if such entry of judgment or such settlement or compromise would result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group.

ARTICLE VII

Access to Information; Privilege; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives. (a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(b), each of Xerox and Conduent, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which Xerox or Conduent, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on Xerox or Conduent, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or any Governmental Authority having jurisdiction over Xerox or Conduent, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any Real Estate Separation Document. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either Xerox or Conduent determines that the disclosure of any Information pursuant to Section 7.01(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both Xerox and Conduent shall use reasonable best efforts to take measures to permit compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both Xerox and Conduent intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Each of Conduent and Xerox agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

(d) Xerox and Conduent each agrees that it will only process personal data provided to it by the other Group in accordance with all applicable privacy and data protection law obligations (including, to the extent copies of the applicable privacy policies have been provided by one Party to the other, any applicable privacy policies of the Conduent Group or the Xerox Group, as the case may be) and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way as to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Compensation for Providing Information. Xerox and Conduent shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with Conduent’s or Xerox’s, as applicable, standard methodology and procedures, but shall not include any mark-up above actual costs.

SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement, the Ancillary Agreements or the Real Estate Separation Documents (the “Retained Information”) in accordance with its respective record retention policies as in effect on the date hereof or such longer period as required by Law, this Agreement, the Ancillary Agreements or the Real Estate Separation Documents. Each of Xerox and Conduent shall use their reasonable best efforts to maintain and continue their respective Group’s compliance with all “litigation holds” applicable to any Information in its possession for the pendency of the applicable matter.

SECTION 7.05. Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law for Xerox to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Conduent Group were consolidated with those of Xerox), Conduent shall use its reasonable best efforts to enable Xerox to meet its timetable for dissemination of its financial statements and to enable Xerox’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Conduent shall authorize and direct its auditors to make available to Xerox’s auditors, within a reasonable time prior to the date of Xerox’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Conduent and (y) work papers related to such annual audits and quarterly reviews, to enable Xerox’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Conduent’s auditors as it relates to Xerox’s auditors’ opinion or report and (ii) until all governmental audits are complete, Conduent shall provide reasonable access during normal business hours for Xerox’s internal auditors, counsel and other designated representatives to (x) the premises of Conduent and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Conduent and its Subsidiaries and (y) the officers and employees of Conduent and its Subsidiaries, so that Xerox may conduct reasonable audits relating to the financial statements provided by Conduent and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Conduent Group.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Xerox shall use its reasonable best efforts to enable Conduent to meet its timetable for dissemination of its financial statements and to enable Conduent’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Xerox shall authorize and direct its auditors to make available to Conduent’s auditors, within a reasonable time prior to the date of Conduent’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Xerox and (y) work papers related to such annual audits and quarterly reviews, to enable Conduent’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Xerox’s auditors as it relates to Conduent’s auditors’ opinion or report and (ii) until all governmental audits are complete, Xerox shall provide reasonable access during normal business hours for Conduent’s internal auditors, counsel and other designated representatives to (x) the premises of Xerox and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Xerox and its Subsidiaries and (y) the officers and employees of Xerox and its Subsidiaries, so that Conduent may conduct reasonable audits relating to the financial statements provided by Xerox and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Xerox Group.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Xerox to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Conduent shall, within a reasonable period of time following a request from Xerox in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Xerox with certifications of such officers in support of the certifications of Xerox’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Xerox’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and Xerox’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such Conduent officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between Xerox and Conduent.

SECTION 7.06. Limitations of Liability. (a) Each of Xerox (on behalf of itself and each other member of the Xerox Group) and Conduent (on behalf of itself and each other member of the Conduent Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement.

(b) Neither Xerox nor Conduent shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of wilful misconduct by the providing Person. Neither Xerox nor Conduent shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by Conduent or Xerox, as applicable, to comply with the provisions of Section 7.04.

SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) Without limiting any of the rights or obligations of the Parties pursuant to Section 7.01 or Section 7.04, after the Distribution Date and until the third anniversary thereof, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each of Xerox and Conduent shall use their reasonable best efforts to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and (ii) any books, records or other documents within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for any such Action) in which either Xerox or Conduent or any Person or Persons in its Group, as applicable, may from time to time be involved, regardless of whether such Action or threatened or contemplated Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, Xerox and Conduent shall use their reasonable best efforts to reasonably cooperate and consult with each other to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions (including in connection with preparation for any such Action), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c) The obligation of Xerox and Conduent to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended, other than an Adversarial Action or threatened or contemplated Adversarial Action, to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of Xerox and Conduent agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 7.07.

SECTION 7.08. Privileged Matters. (a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the Xerox Group and the Conduent Group, and that each of the members of the Xerox Group and the Conduent Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the Xerox Group or the Conduent Group, as the case may be.

(b) The Parties agree as follows:

(i) Xerox shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Xerox Business and not to the BPO Business, whether or not the privileged Information is in the possession or under the control of any member of the Xerox Group or any member of the Conduent Group. Xerox shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Xerox Assets or Xerox Liabilities and not any Conduent Assets or Conduent Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Xerox Group or any member of the Conduent Group; and

(ii) Conduent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the BPO Business and not to the Xerox Business, whether or not the privileged Information is in the possession or under the control of any member of the Conduent Group or any member of the Xerox Group. Conduent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Conduent Assets or Conduent Liabilities and not any Xerox Assets or Xerox Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Conduent Group or any member of the Xerox Group.

(c) Subject to the remaining provisions of this Section 7.08, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 7.08(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Upon the reasonable request of Xerox or Conduent, in connection with any Action or threatened or contemplated Action contemplated by this Article VII, other than any Adversarial Action or threatened or contemplated Adversarial Action, Xerox and Conduent will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

(d) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.

(e) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable

Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information.

(f) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 7.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

SECTION 7.09. Confidential Information. (a) Each of Xerox and Conduent, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives to hold, in strict confidence not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Xerox Group or the Conduent Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of Xerox, Conduent or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Xerox, Conduent or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the Xerox Group or the Conduent Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such

Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of Xerox and Conduent may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, any Ancillary Agreement or any Real Estate Separation Document, each of Xerox and Conduent will, promptly after the request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel.

ARTICLE VIII

Insurance

SECTION 8.01. Maintenance of Insurance. (a) Until the Distribution Date, Xerox shall (i) cause the members of the Conduent Group and their respective employees, officers and directors to continue to be covered as insured parties under Xerox’s policies of insurance in a manner which is no less favorable than the coverage provided for the Xerox Group and (ii) permit the members of the Conduent Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Distribution Date to the extent permitted under such policies. With respect to policies currently procured by Conduent for the sole benefit of the Conduent Group, Conduent shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the Parties pursuant to Section 8.01(b), Xerox and Conduent acknowledge that, as of immediately prior to the Distribution Date, Xerox intends to take such action as it may deem necessary or desirable to remove the members of the Conduent Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Xerox Group by any insurance carrier effective immediately prior to the Distribution Date. The Conduent Group will not be entitled on or following the Distribution Date, absent mutual agreement, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring on or after the Distribution Date or to the extent any claims are made pursuant to any Xerox claims-made policies on or after the Distribution Date. No member of the Xerox Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, Xerox shall, and shall cause the other members of the Xerox Group to, use reasonable best efforts to take such actions as are necessary to cause all insurance policies of the Xerox Group that immediately prior to the Distribution provide coverage to or with respect to the members of the Conduent Group and their respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions or events occurring prior to the Distribution in accordance with their terms as if the Distribution had not occurred; provided, however, that in no event shall Xerox be required to extend or maintain coverage under claims-made policies with respect to any claims first made against a member of the Conduent Group or first reported to the insurer on or after the Distribution Date.

(b) After the Distribution Date and until the third anniversary thereof, Conduent shall, and shall cause the other members of the Conduent Group to, maintain a “claims-made-based” professional liability insurance policy with respect to the BPO Business. For such time as Conduent maintains such a “claims-made-based” professional liability insurance policy with respect to the BPO Business, Conduent shall, and shall cause the other members of the Conduent Group to, use reasonable best efforts to take such actions as are necessary to ensure that the members of the Xerox Group shall have the right to assert Conduent Policy Pre-Separation Insurance Claims as an “insured” under the applicable Conduent insurance policies, in each case up to the full extent of the applicable and available limits of liability of such policy.

SECTION 8.02. Claims Under Xerox Insurance Policies. (a) On and after the Distribution Date, the members of each of the Xerox Group and the Conduent Group shall have the right to assert Xerox Policy Pre-Separation Insurance Claims and the members of the Conduent Group shall have the right to participate with Xerox to resolve Xerox Policy Pre-Separation Insurance Claims under the applicable Xerox insurance policies up to the full extent of the applicable and available limits of liability of such policy. Xerox or Conduent, as the case may be, shall have primary control over those Xerox Policy Pre-Separation Insurance Claims for which the Xerox Group or the Conduent Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the Conduent Group is unable to assert a Xerox Policy Pre-Separation Insurance Claim because it is no longer an “insured” under a Xerox insurance policy, then Xerox shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to Conduent.

(b) With respect to Xerox Policy Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, Conduent shall, or shall cause the applicable member of the Conduent Group to, report such claims arising from the BPO Business as soon as practicable to each of Xerox and the applicable insurer(s), and Conduent shall, or shall cause the applicable member of Conduent Group to, individually, and not jointly, assume and be responsible (including, upon the request of Xerox, by reimbursement to Xerox for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by Xerox. Each of Xerox and Conduent shall, and shall cause each member of the Xerox Group and Conduent Group, respectively, to, cooperate and assist the applicable member of the

Conduent Group and the Xerox Group, as applicable, with respect to such claims. The applicable member of the Conduent Group shall provide to Xerox any collateral (or a letter of credit in an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of Xerox, any other collateral required by the insurers in respect of insurance policies under which Xerox Policy Pre-Separation Insurance Claims may be recoverable based upon Xerox’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the Conduent Group. Xerox agrees that Xerox Policy Pre-Separation Insurance Claims of members of the Conduent Group shall receive the same priority as Xerox Policy Pre-Separation Insurance Claims of members of the Xerox Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.

SECTION 8.03. Claims Under Conduent Insurance Policies. (a) On and after the Distribution Date, the members of each of the Conduent Group and the Xerox Group shall have the right to assert Conduent Policy Pre-Separation Insurance Claims and the members of the Xerox Group shall have the right to participate with Conduent to resolve Conduent Policy Pre-Separation Insurance Claims under the applicable Conduent insurance policies up to the full extent of the applicable and available limits of liability of such policy. Conduent or Xerox, as the case may be, shall have primary control over those Conduent Policy Pre-Separation Insurance Claims for which the Conduent Group or the Xerox Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the Xerox Group is unable to assert a Conduent Policy Pre-Separation Insurance Claim because it is no longer an “insured” under a Conduent insurance policy, then Conduent shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to Xerox.

(b) With respect to Conduent Policy Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, Xerox shall, or shall cause the applicable member of the Xerox Group to, report such claims arising from the Xerox Business as soon as practicable to each of Conduent and the applicable insurer(s), and Xerox shall, or shall cause the applicable member of Xerox Group to, individually, and not jointly, assume and be responsible (including, upon the request of Conduent, by reimbursement to Conduent for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by Conduent. Each of Conduent and Xerox shall, and shall cause each member of the Conduent Group and Xerox Group, respectively, to, cooperate and assist the applicable member of the Xerox Group and the Conduent Group, as applicable, with respect to such claims. The applicable member of the Xerox Group shall provide to Conduent any collateral (or a letter of credit in an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of Conduent, any other collateral required by the insurers in respect of insurance policies under which Conduent Pre-Separation Insurance Claims may be recoverable based upon Conduent’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the Xerox Group. Conduent agrees that Conduent Policy Pre-Separation Insurance Claims of members of the Xerox Group shall receive the same priority as Conduent Policy Pre-Separation Insurance Claims of members of the Conduent Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.

SECTION 8.04. Insurance Proceeds. Any Insurance Proceeds received by the Xerox Group for members of the Conduent Group or by the Conduent Group for members of the Xerox Group shall be for the benefit, respectively, of the Conduent Group and the Xerox Group. Any Insurance Proceeds received for the benefit of both the Xerox Group and the Conduent Group shall be distributed pro rata based on the respective share of the underlying loss.

SECTION 8.05. Claims Not Reimbursed. Neither Party shall be liable to the other Party for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Xerox Group or any member of the Conduent Group or any defect in such claim or its processing. In the event that insurable claims of both Xerox and Conduent (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 8.05 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

SECTION 8.06. D&O Policies. On and after the Distribution Date, to the extent that any claims have been duly reported before the Distribution Date under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by members of the Xerox Group, Xerox shall not, and shall cause the members of the Xerox Group not to, take any action that would limit the coverage of the individuals who acted as directors, officers or employees of Conduent (or members of the Conduent Group) prior to the Distribution Date under any D&O Policies maintained by the members of the Xerox Group. Xerox shall, and shall cause the members of the Xerox Group to, reasonably cooperate with the individuals who acted as directors, officers or employees of Conduent (or members of the Conduent Group) prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. Xerox shall, and shall cause members of the Xerox Group to, allow Conduent and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies maintained by Xerox and members of the Xerox Group pursuant to this Section 8.06. Xerox shall provide, and shall cause other members of the Xerox Group to provide, such cooperation as is reasonably requested by Conduent in order for Conduent to have in effect on and after the Distribution Date such new D&O Policies as Conduent deems appropriate with respect to claims reported on or after the Distribution Date. Except as provided in this Section 8.06, the Xerox Group may, at any time, without liability or obligation to the Conduent Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any “occurrence-based” insurance policy or “claims-made-based” insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that Xerox will immediately notify Conduent of any termination of any insurance policy.

SECTION 8.07. Insurance Cooperation. The Parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Article VIII.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 5.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c) On or prior to the Distribution Date, Xerox and Conduent, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Conduent or any other Subsidiary of Xerox, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

ARTICLE X

Termination

SECTION 10.01. Termination. This Agreement may be terminated by Xerox at any time, in its sole discretion, prior to the Distribution.

SECTION 10.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any member of their Group or any of their respective directors or officers) shall have any Liability or further obligation to the other Party or any member of its Group under this Agreement or the Ancillary Agreements.

ARTICLE XI

Miscellaneous

SECTION 11.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements, the Real Estate Separation Documents and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) Xerox represents on behalf of itself and each other member of the Xerox Group, and Conduent represents on behalf of itself and each other member of the Conduent Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 11.02. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 11.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party.

SECTION 11.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Xerox Indemnitee or Conduent Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Xerox, to:

Xerox Corporation

P.O. Box 4505, 45 Glover Avenue

Norwalk, CT 06850

Attn:

email:

Facsimile:

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:   Robert I. Townsend III

           Eric L. Schiele

           O. Keith Hallam III

email: rtownsend@cravath.com

           eschiele@cravath.com

           khallam@cravath.com

Facsimile: 212-474-3700

If to Conduent, to:

Conduent Incorporated

Attn:

e-mail:

Facsimile:

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:   Robert I. Townsend III

           Eric L. Schiele

           O. Keith Hallam III

email: rtownsend@cravath.com

           eschiele@cravath.com

           khallam@cravath.com

Facsimile: 212-474-3700

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 11.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 11.07. Publicity. Each of Xerox and Conduent shall consult with the other, and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 11.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 11.08. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement or any Real Estate Separation Document, all third-party fees, costs and expenses paid or incurred in connection with the Spin-Off will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. Notwithstanding the foregoing, Xerox and Conduent shall each bear the costs and expenses incurred or paid as of the Distribution Date in connection with the Spin-Off for the services and to the financial, legal, accounting and other advisors set forth below their respective names on Schedule XVI.

SECTION 11.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.10. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 11.11. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 11.12. Specific Performance. Subject to Section 5.03 and notwithstanding the procedures set forth in Article X, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.13. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 11.14. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

XEROX CORPORATION

By:
Name:
Title:

CONDUENT INCORPORATED

By:
Name:
Title: